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                     October 20, 2021

       Martin Garmendia
       Chief Financial Officer, Treasurer and Secretary
       AerSale Corporation
       121 Alhambra Plaza
       Suite 1700
       Coral Gables , FL 33134

                                                        Re: AerSale Corp
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2020
                                                            Filed March 16,
2021
                                                            Form 10-Q for the
Quarter Ended June 30, 2021
                                                            Filed August 9,
2021
                                                            File No. 001-38801

       Dear Mr. Garmendia:

              We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Trade & Services